EXHIBIT 99.2
LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
October 25, 2007
5:00 pm CT

Operator:	Welcome to the Endologix Third Quarter 2007 Financial Results Conference Call. At this time, all participants are in a listen-only mode.

Following management’s prepared remarks, we’ll hold a Q&A session. To ask a question, please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press star-0 for operator assistance.

As a reminder, this conference is being recorded, today, Thursday, October 25 2007. I would now like to turn the conference over to Jody Cain. Please go ahead, ma’am.

Jody Cain:	This is Jody Cain with Lippert/Heilshorn and Associates. Thank you for participating in today’s call. Joining me from Endologix are Paul McCormick, president and chief executive officer; and Bob Krist, chief financial officer.

Earlier this afternoon Endologix issued a press release announcing financial results for the 2007 third quarter. If you have not received this news release or if you would like to be added to the Company’s distribution lists, please call

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

Lippert/Heilshorn in Los Angeles at (310) 691-7100, and speak with Eleanor Tang. This call is also being broadcast live over the Internet at www.endologix.com , and a replay of the call will be available on the Company’s Web site for the next 14 days.

Before we begin, I’d like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of federal securities laws. These forward-looking statements involve material risks and uncertainties. For a discussion of risk factors, I encourage you to review the Endologix annual report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast October 25, 2007. Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call.

With that said, I would like to turn the call over to Paul McCormick. Paul.

Paul McCormick:	Thank you, Jody, and I’d like to extend my thanks to each of you for joining us this afternoon.

Today we are reporting our 11th consecutive quarter of domestic sales growth. U.S. Powerlink System sales were up 73% over the comparable quarter last year, and up 9% consecutively; total product revenue for the third quarter increased 76% over the prior year; and year-to-date total product revenue reached more than $19.0 million, 94% above the first nine months of last year. We are tracking well against our 2007 revenue guidance that we revised in September to reflect our favorable outlook for the remainder of the year.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

Our sales force continues to successfully expand the role for the Powerlink and we are extremely pleased with our recruitment efforts in this year. We have eight new hires since our last earnings call. All eight have both strong medical device sales experience and three have sold competitive AAA stent grafts during their careers. This brings the number of sales representatives to 47 and we are tracking well on our plan to have 50 sales representatives by year end. There is a palpable difference in how the marketplace is viewing the sales opportunity at Endologix and this bodes well for the Company.

Turning to the Japanese Shonin process, we expect near-term to obtain a formal marketing approval for the Powerlink System. Our distributor met earlier this month with the Pharmaceuticals and Medical Devices Agency of the Japanese Ministry of Health, Labour and Welfare. During that meeting, the PMDA had no outstanding questions pertaining to clinical outcomes and was provided clarification on its inquiry regarding Instructions for Use. We are working with our Japanese distributor in preparation for market entry and continue to believe we will ship the first modest stocking order before the end of this year. We expect uptake in Japan will increase over time as more physicians in that country gain experience with the Powerlink.

At this time, I’d like to turn the call over to Bob for a financial review.

Robert Krist:	Thanks, Paul, and good afternoon to all.

As Paul mentioned, our product revenue for the third quarter was $6.6 million and represented a 76% increase from $3.7 million in the third quarter of 2006.

Domestic product sales increased by 73% to $5.8 million from $3.4 million last year, and increased by 9% from $5.4 million in this year’s second quarter.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

The 73% year-over-year increase was driven by a 12% increase in the number of covered sales territories, and a 54% increase in average sales productivity per territory.

International sales for the quarter were $765,000, up 106% from $372,000 in last year’s third quarter, but down from $895,000 for the second quarter, reflecting the typical summer sales pattern in Europe.

Total revenue of $7.2 million for the quarter includes a $500,000 license payment triggered by a change in control of BioLucent Inc. On our last call, we discussed a proposed transaction by Hologic Inc. to purchase BioLucent, a private company in which we held a small ownership position. This acquisition was completed in September.

Endologix’s ownership position in BioLucent was associated with the 2006 license of certain non-AAA technology in return for future royalties based on sales of products incorporating that technology.

With BioLucent’s acquisition, we were provided the option to continue the license and royalty agreement, or to receive a lump sum cash payment in return for a fully paid up license. We opted for the lump sum payment. In addition, we received approximately $290,000 in Hologic stock, as well as a cash payment of approximately $24,000, which was received in October. The Hologic shares were sold in October for total proceeds of $361,000.

Including the 2.6 percentage point effect of the lump sum license revenue, Endologix’ gross margin was 66% of total revenue in the third quarter of 2007. This was up from 60% in the prior year quarter, and up from 58% for the second quarter of this year. The gross profit margin for the third quarter also includes about a 5 percentage point benefit from utilizing ePTFE graft

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

material produced in-house. We have now realized about 30% of the 1,500 to 1,800 basis points of margin improvement from the second quarter of 2007 that we have anticipated will be fully achieved by early 2008.

Total operating expenses were $8.6 million in the third quarter, compared with $6.8 million in the prior-year quarter. The $8.6 million included a charge of $550,000 to buy out the final $675,000 of our remaining minimum ePTFE purchase commitment and terminate our supply agreement with CR Bard.

While all other operating expenses increased by 18% compared to last year’s third quarter, domestic revenues grew by 73%. The increases were primarily driven by higher sales and marketing expenses and stock option expense.

Research, development and clinical expenses for the quarter of $1.6 million were unchanged from the third quarter of 2006.

General and administrative expenses of $1.6 million were up from $1.2 million in the third quarter of 2006, primarily due to an increase in stock option expense and higher insurance costs related to increasing coverage amounts necessitated by our growth.

Total stock compensation expense in the third quarter was $651,000, compared with $462,000 in the third quarter of last year. The line item breakdown for 2007 was: $17,000 charged to cost of sales; $108,000 charged to R&D; $226,000 charged to sales and marketing; and $300,000 charged to G&A.

Interest and other income totaled $465,000 in the quarter compared to $357,000 in the third quarter of 2006, and included $314,000 of realized gains on our investment in BioLucent.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

The net loss for the third quarter of 2007 was $3.4 million, or eight cents per share, which compares with a net loss of $4.2 million, or 10 cents per share, for the third quarter of 2006. Per share stock-based compensation expense equaled two cents in the 2007 third quarter and one cent in the prior year quarter.

For the first nine months of 2007, total product revenue was $19.1 million, up by 94% from $9.9 million for the first nine months of 2006. Domestic revenue grew by 97% to $16.3 million, and international revenue increased by 75% to $2.8 million.

The 97% year-over-year domestic sales increase was driven by a 33% increase in the number of covered sales territories, and a 48% increase in average sales productivity per territory.

Gross profit dollars increased by 117% compared with the first nine months of 2006, driven by the 94% product sales increase, the BioLucent related license revenue booked in this year’s third quarter, and by the 4.7 percentage point increase in the comparable period product gross margin.

Operating expenses for the nine months were $24.6 million. Net of the $550,000 charge to wind up our ePTFE supply agreement in September — that represents a 26% increase from $19.0 million last year, again due to the increases in sales & marketing expenses resulting from the growth in the sales force, and by higher stock option expense. Exclusive of those items, the year to date combined R&D and G&A expense decreased by 5% from 2006.

The net loss for the first nine months of 2007 was $11.5 million, or 27 cents per share, which compares with a net loss of $12.7 million, or 32 cents per

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

share, for the first nine months of 2006. Stock option expense represented four cents per share this year versus three cents per share in 2006.

During the third quarter, accounts receivable DSO averaged 52 days, including both domestic and international accounts. DSO at quarter end was 55 days. Inventory turnover remained at 11 months as of the end of September.

Total cash and marketable securities at September 30 were $9.9 million, and included a $326,000 increase in marketable securities due to the Hologic transaction. The $9.9 million amount compares with $20.2 million at December 31, 2006, and $12.8 million as of June 30 this year.
Consequently, the net change in the third quarter was $2.9 million, while cash used was $3.2 million. This included approximately $460,000 in annual insurance pre-payments for future periods; and $1.6 million of outside ePTFE related payments to CR Bard, which will not be a cash use going forward. Our sole remaining cash commitment to Bard will be approximately $275,000 during the current quarter which will be fully offset by a cash pre-payment for the raw material by our Japanese distributor.

So in the third quarter, on a pro forma basis, our cash usage was about $1.2 million, which is consistent with our expectation that currently available cash, together with our $5 million revolving credit line, will provide ample cash and working capital flexibility for Endologix to achieve sustainable, positive cash flow from operations in 2008.

With that, I will turn the call back to Paul.

Paul McCormick:	Thanks, Bob.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

Among our clinical programs we announced in August that we have completed enrollment in one of our three ongoing trials to evaluate the Powerlink system to treat AAA patients with large diameter aortic necks.

Each study has its own device and phase on anatomy combination and it needs to include the one-year follow-up period. These studies in combination with a continued access provision granted by the FDA for another study provide physicians the opportunity to use the Powerlink to treat 10% to 15% of patients with aortic necks larger than 26 mm in diameter.

We are continuing to take steps to upgrade the Powerlink system to further simplify treatment of patients including those with complex anatomy. Among this upgrade is our Visiflex SurePass Delivery System. The Visiflex SurePass allows physicians to retain guidewire access through the contralateral limb during ELG deployment to facilitate adjunctive procedure.

This device is now available for all implants in the U.S. and has inventories permit, will be introduced in international markets.

As we announced early this month, we completed the first Powerlink implant utilizing the Visiflex integrated delivery system at selected centers in Europe. As of today, a total of 12 implants have been performed with this third-generation delivery technology.

The purpose of the implant was to confirm the enhanced performance features of that technology. The device looks and handles just like a standard introducer and is designed to simplify device introduction even in complex iliac anatomy.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

This design also permits the operator to completely remove the Powerlink delivery mechanism leaving the integrated hemostatic sheath in place to facilitate any catheter exchanges. This will simplify any adjunctive procedures.

All physician reports on initial cases have been positive and validated the clinical advantages of the new design. We already approached the FDA regarding U.S, approval of the new delivery system and we expect to begin a U.S. introduction of the Visiflex IS in the fourth quarter of 2008.

Updating our Thoracic Type B dissection program, last April we announced the treatment of three patients with the Powerlink Dissection Stent System in Nuremberg, Germany.

We are working to obtain approval for additional sites in Europe to broaden our feasibility study. Our analysis of the results of this feasibility trial will hope to determine the next steps with our U.S. regulatory strategy.

Moving on, I would like to take this opportunity to acknowledge two individuals for their contributions to the company.

First, I would like to thank Ron Coelyn for his years of service and dedication to Endologix as a member of our board. Ron resigned for personal reasons and we will be replacing this vacancy.

Also, on behalf of all our employees and the board of directors, I would like to thank Karen Uyesugi, our Vice President of Clinical and Regulatory Affairs and Quality Assurance, for her contributions over the past nine years. Karen will be leaving in mid November to pursue another professional opportunity.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

In addition to her personal contribution, Karen has also built a strong team of professionals in her department that will continue to work with our investigators and regulatory authorities to conduct clinical trials and pursue marketing approvals.

Before opening the call to questions, I’d like to affirm our financial guidance.

As announced in September, we expect total product revenue in 2007 including both domestic and international product sales to range from $27 million to $29 million. This represents a growth of 87% to 100% compared with the total product revenue in 2006.

In September, we raised our 2007 growth margin expectation to be in the 60% to 62% range. As you can see from this quarter’s financial results, we’re already benefiting from an increased growth margin.

Operating expenses for 2007 are expected to range from $32 million to $34 million, representing an increase of 19% to 26% over 2006. Our G&A infrastructure is not at a size we believe is adequate to support operations for the foreseeable future. We expect that most of the increase in cash, operating expenses this year will be in sales and marketing, as we continue building our sales force to drive sales growth, and we expect only modest increases in R&D and clinical expenses.

Additionally, we are affirming our belief that our financial resources are sufficient to support our sales force and our current R&D activity, and as Bob mentioned, to see it through to becoming cash flow positive from operation in 2008.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

In closing, we are making excellent progress towards our goal of leadership in this fast-growing AAA market. We expect to benefit from the increased tenure of our sales representative and are highly encouraged by the quality of professionals we are tracking to our sales team.

We expect to introduce the Visiflex IS system in the U.S. in the fourth quarter of 2008.

Our now proven ability of manufacturing ePTFE material is expected to dramatically lower our cost of goods and increase growth margin.

We continue to be enthusiastic about our distribution partner for the Powerlink in key European markets as well as anticipate an approval of the Powerlink in Japan next year.

And we believe our financial resources are positioned to achieve sustainable cash flow — target cash flow from operation.

Importantly, we are well positioned for future growth and market share gains. We are building sales momentum. We have the best in class clinical data to support Powerlink use, and we are developing and introducing cutting edge technology to simplify the minimally invasive AAA procedure.

With that said, I’d like to thank you for your attention and open the call for your questions.

Operator?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

Operator:	Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press star then the number 1 on your telephone. You will hear a prompt to acknowledge your request.

If your question has been answered and you wish to withdraw your request, you may do so by pressing the star then the number 2. If you are using a speakerphone, please pick up your handset before entering your request.

Again, we request that if you have pressed star-1 to ask a question before this time, please press it once more to ensure you’re entered into the queue.

One moment, please, for the first question.

Paul McCormick:	While we’re waiting for the first question, I’d like to inform you of several upcoming events. First, we plan to present at the Stephens Small Cap Conference in New York City on Wednesday, November 14 at 9 a.m. Eastern Time.

For those of you attending this conference, we invite you to meet with us. One-on-one meetings are being scheduled throughout the day. For those not attending, a live webcast of this presentation will be available on our Web site.

Additionally, we plan to exhibit at the VEITH Symposium being held in New York from November 15 through the 17. We have two presentations scheduled for the afternoon of Saturday, November 17.

The first is, Why the Endologix Powerlink Endograft With Fixation On The Aortic Bifurcation Is Best For Most AAAs. That’s to be presented by Professor Dieter Raithel from Nuremberg, Germany.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

And the second is, The Indication For EVAR with Hybrid Device Approaches, which will be presented by Dr. Jeffrey Carpenter from the University of Pennsylvania. If you are attending this, I invite you to visit our booth.

Operator, we’re ready for the first question.

Operator:	Your first question comes from Shawn Fitz with Stephens.

Scott Gleason:	Hey, good afternoon, Paul. Actually it’s Scott filling in for Shawn.

Paul McCormick:	Hey, Scott.

Scott Gleason:	How are you guys doing today?

Paul McCormick:	Fine.

Scott Gleason:	First off, just looking at the Visiflex IS, I imagine that’s a PMA approved. Is that correct to say?

Paul McCormick:	It’ll be — yeah, it’ll be a supplement so we’ve talked to the FDA already, we believe we’ll pursue that to a realtime review. And so, we’re pretty confident that we’ll be able to launch that in Q4 next year.

Scott Gleason:	Okay.

Paul, do you guys have a sense of what percentage of the procedure require some kind of adjunctive procedure that is angioplasty to form the stent to the outer wall of the aorta? What percentage of those procedures that occurs in?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

Paul McCormick:	I would say, for all devices it’s a majority because it’s not just angioplasty to mold — for instance the Gore device, they are instructed to use that — use it all the time to make sure that they engage the wall and things of that nature. So the vast majority of cases, there’s adjunctive procedure maybe to extend a limb because of anatomy or extend a proximal length of the main body due to anatomy.

So, with that majority of them, for all devices, typically requires some sort of adjunctive procedure.

Scott Gleason:	And along those lines, can you maybe just tell me what kind of time savings the doctor could see with the Visiflex IS incorporated with those adjunctive procedures?

Paul McCormick:	Well, I think that, as much as the time saving is — the fact that this handles just like a standard introducer just opens up probably even more complex anatomy for use of the Powerlink.

And as you know, as we talked about in the past, you know, there are still a significant number of procedures being done by open repairs. And what does means is, physicians have gotten comfortable with the traditional devices on what their roles are. But as you can now treat more and more complex anatomy easier, all of a sudden, the technology becomes much more attractive.

So, you know, there is probably some time savings, but I think it’s as much an ability to treat complex anatomy easier and simpler.

Scott Gleason:	Okay. You said, maybe it’s slightly market expansive that you could treat patients with complicated anatomies?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

Paul McCormick:	Yeah, I think that, you know, expand the market. I think we’re doing that just with the standard Powerlink today because of certain characteristics. You know, that it fixed on the bifurcation and/or because the graft comes off.

You know, Dr. Jack Collins from Michigan presented data that showed that you can treat what’s considered unfavorable anatomy — it looks like a cone.

So, across the board and just I think from a competitive advantage, once you get to that point where you’re introducing it just like a standard introducer, it’s a significant advantage both to convert competitive users as well as to expand the market.

Scott Gleason:	Okay. Great.

My second question is for Bob. And I just wondered if you could go over once again the revenue recognition associated with the BioLucent acquisition and exactly where that revenue was accounted for in the quarter?

Robert Krist:	Sure, Scott.

As far as the revenue effect of it, it was only related to triggering a one-time lump sum license fee of $500,000. That ended up proving a fully paid-up license so there will be no future royalty string.

That 500,000 was booked as revenue and was paid in October. We — as part of the overall transaction between Hologic and its acquisition of BioLucent, we received an additional $290,000 worth of Hologic stock, plus it was a stock and cash transaction. It was a small — smaller amount, $24,000 or so cash payment.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

Those two items were booked in other income as a realized gain on our investment. So that was below the operating expense line That’s above EBT.

And then, from a cash perspective, the $24,000 was received in October and the stock was actually sold in October, and it had appreciated by the time we were able to sell. It had appreciated to $361,000. And so, that cash was retrieved in October.

Scott Gleason:	Okay. And Bob that was all recognized in U.S. revenue for this quarter is that correct?

Robert Krist:	As to revenue recognition, only the $500,000 was in the revenue section. The other amounts were in other income.

Scott Gleason:	Okay. All right. Thank you guys very much.

Operator:	Your next question comes from John Putnam with Dawson James.

John Putnam:	Hi, I was just wondering, you were talking about gross margin and the impact of some of these one-time things on gross margin. Bob, could you run through that again?

And also, I think you said that about a third of the gross margin benefit from manufacturing PTFE would realize or has been realized. And I guess the question I have is, how much longer or over how many quarters should we expect that, meaning, gross margin improvement to occur?

Robert Krist:	Sure. Yes. So, it was a little complicated.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

You know, following up Scott’s question, the $500,000, that was not part of what we call domestic product revenue, but it was included in total revenue. That had about a 2.6 percentage points impact on the 66% reported growth margin.

And, yes, I did say about 30% of the anticipated effect of the in-house material was realized in the quarter and that was about or just under 5 points of margin impact.

And I would expect that we would have realized fully all of the 1500 to 1800 basis point change off a base of the second quarter of ‘07 in or before the second quarter of ‘08.

John Putnam:	Okay. We’ll see that coming in even increments of the — let’s say fourth versus second quarter?

Robert Krist:	It will scale up but I don’t know if it’ll be exactly linear because it’s a little bit lumpy as we use material in a first-in, first-out basis. We may swap between material produced in-house and materials still available from prior outside purchases, and then that has to of course run through the inventories in the cost of goods.

But, there would be a clear increase, again, in Q4 and a clear increase in Q1 next year.

John Putnam:	Okay. Thank you.

Operator:	Once again, ladies and gentlemen, as a reminder, to register for a question, please press star then the number 1 on your telephone.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

Your next question comes from Daniel Mallin with WBB Securities.

Daniel Mallin:	Hi, guys, congratulations on the quarter.

Paul McCormick:	Thanks, Dan.

Robert Krist:	Thank you, Dan.

Daniel Mallin:	I just want — I was looking for a little bit more clarity on the CR Bard supply agreement. You told you paid to terminate the agreement early and you still have another payment for which you’re going to receive some kind of material.

I know in ‘06 I think you have a minimum purchase contract of a little over 3 million. How much was it in ‘07? And, net of this modification to the agreement, how much actual inventory are you required to take in ‘07?

Robert Krist:	Okay. Well, prior to this last amendment to the supply agreement, our 2007 purpose obligation had neared $2,875,000.

The effect of this agreement that we concluded in September was to reduce that $2,875,000 down to $2.2 million. So, a reduction of 675,000.

In order to get that concession, we agreed to pay $550,000 to avoid purchasing $675,000 of inventory that we simply will not require based on our ability to produce the material inhouse and the degree to which we’ve already produced substantial inventories in advance of our future requirements.

So, it was an opportunity to save $125,000 and not have more material and inventory than our needs require.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

And then, relative to that $2.2 million revised minimum, we still have about $275,000 order which was placed near the end of the quarter in which, you know, we’ll have a final impact in the fourth quarter of this year. After that, by mutual agreement, the supply agreement will terminate at the end of 2007 and we’ll have no future cash transaction with CR Bard in that regard after this quarter.

Daniel Mallin:	And these materials are precut to size?

Robert Krist:	Yes. But they are precut to the.

Daniel Mallin:	The size. And you could pretty much order whatever you need, right? It’s not like, I need, you know, I’m going to take 25% or four different sizes and that’s my context, right? You can say, ‘What we’re really using is the main body piece and not the limb piece,’ and order pretty much to the demand that you need?

Robert Krist:	Well, we did purchase roughly four different sizes of the material under of supply agreement, but we’re now manufacturing to those sizes as well.

So the material is sized from a diameter standpoint, but there still are additional lengths that are cut from the material and certainly the operations.

But we are fully replicated inhouse. What it was, we were purchasing from outside and had no further needs for the supply agreement to remain inplace after this year.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

Daniel Mallin:	I guess what I’m trying to figure in the sense — my head over this, is you look at the inventory over say the trailing per quarter. They’re more or less constant at the 9.2 million to 9.3 million.

And if you’re using the material on a first in-first out basis and you can order it more or less to demand, I’m wondering how you were able to realize the cost savings associated with the internal material and still have more or less constant inventory level. Is there something I’m missing here?

Robert Krist:	Well, we were still receiving relatively even amounts of the material through the third quarter. It’s just that we were also producing the material inhouse throughout all of 2007.

So, as — certain of the inhouse material was available with a date ahead of the received date from the outside, that material would be used in production because they are exactly interchangeable and we maintain the strict first in-first out utilization of the material.

We will start to see the effect of the supply agreement going away on the absolute size of inventories. You know, as we go forward from here, I would expect the absolute level of inventory be lower at year-end and lower again at the end of 2008 despite increases in revenue.

But it’s going to take a while for this to work — equate to the system.

We were not purchasing a material to our demand requirement, we were purchasing it to the minimum purchase obligation requirement.

Daniel Mallin:	And that still exceeded your demand over the last two or three quarter?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

Robert Krist:	Yes. I would say it was approximately moving into parity this year, but of course we were utilizing some of our materials so we were still accumulating some of the other.

Daniel Mallin:	Okay. That’s very helpful. That’s all I have and thanks and congratulations again on the quarter.

Robert Krist:	Okay. Thanks.

Operator:	Your next question comes from Bob Poole with Bricoleur.

Bob Poole:	Hi, Paul and Bob.

Your 2007 guidance and implies fourth quarter product revenue is I think $7.9 to $9.9 million which would be pretty good acceleration of sequential growth as to what we’ve been seeing in the recent quarters.

What is it that gives you the confidence — what are the elements I think? It’s probably more than one — just probably more pieces to the puzzle. So, what are the elements that we need to have the confidence to keeping them reach that sequential growth to the higher level again?

Paul McCormick:	Sure. I think, you know, keep in mind that domestically almost all of revenue is product usage. So I believe we have better visibility on future sales in the near term.

And our recruitment is going very well. You know, we’ve built this out now, the 47 reps keeping in mind that as we look at prior quarters, a particular let’s say look at Q1, still the head count we had for the quarter was only 34.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

So, we’re significantly up in head count. As Bob shared, average productivity is going up. I think, combined with that internationally, you know, coming out of the summer slow period, after we believe that that’s what we’ll see pick up there.

And, you know, we expect to receive approval in Japan and ship an initial modest stock in order in around the neighborhood of $200,000 there.

So, I think — but the biggest impact though is domestic productivity.

Bob Poole:	Thanks, Paul.

Paul McCormick:	You bet.

Operator:	You have a follow up question from the line of John Putnam with Dawson James.

John Putnam:	Thanks very much.

Paul, the Japanese approval has been long time in coming. I wonder if you might just give us some idea on where the potential Japanese market potential might be over the next several years and what competitive landscape is there as well.

Paul McCormick:	Yeah. And.

John Putnam:	And I have a follow-up question to that.

Paul McCormick:	Sure.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

I think that probably the best outside source right now is the Millenium Research Group. They place the Japanese market to be about 40 million in end sales by 2010.

So keep in mind it’s going to be a different product development that it was in the U.S. Most of these physicians have gotten reacquainted again with devices because they don’t have — once they finish their Phase II study, that’s it. They don’t do anymore.

You know, both Cook and Gore have launched their products, but again, because of the limited access to commercial devices, they are staring with a few hospitals developing physician proctor who’ll gain experience, and then go on and proctor other physicians.

The nice thing is reimbursement is now in place. We believe we’ll realize a slightly higher price than we get from our European distributors there. However, it’s going to be significantly lower than what we realize from our direct sales force in the U.S.

So for us, if the market — overall market is $40 million to $60 million 2010-2012, something in that neighborhood, you know, we’re competing, you know, roughly for 60% that because of our transfer price.

John Putnam:	Okay.

And then, secondly, you want to get obviously the 50 sales reps by the end of this year. Do you need higher than that in ‘08 do you think or.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

Paul McCormick:	I think we’ll take a look at that towards the latter half. And again, it will go back to productivity, things like the Visiflex IS which we believe will make a significant impact.

But I’ve got to tell you, that things are changing in Endologix, the talent that we’re recruiting. As you know, there had been a lot of changes with the large multinational companies in the cardiovascular space. And it has opened up a lot of talents and we’ve aggressively recruited that talent. So, it’s not — we will certainly make our plans for 50, but it’s not illogical to think that in the second half of ‘08 we are then preparing for ‘09.

John Putnam:	Okay.

So, one final question. Did the fires have any impact on your business?

Paul McCormick:	Not on the business per se. We’ve had a number of employees that have had to evacuate their houses. Some have gone home with — also spent some time to — with the hoses at the ready. A lot of smoke in around the area. Ash falling but no direct impact on the business per se. But thanks for asking.

John Putnam:	That’s great. Thanks a lot.

Operator:	There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Paul McCormick:	Well once again I’d like to thank everyone for joining us today for your questions and for your support. We’re committed to expanding the marking for the Powerlink system and are investigating innovative solutions for minimally invasive AAA treatments.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-25-07/5:00 pm CT
Confirmation # 20386420

If you have any additional questions, please call either Bob or me. And we look forward to keeping you apprised of our progress and thanks again for your interest in Endologix.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your line.
END